Exhibit 99.1
October 24, 2023

Dow reports third quarter 2023 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share was $0.42; operating earnings per share (EPS)1 was $0.48, compared to $1.11 in the year-ago period and $0.75 in the prior quarter. Operating EPS excludes significant items in the quarter, totaling $0.06 per share, primarily related to costs associated with the Company’s 2023 Restructuring Program.
•Net sales were $10.7 billion, down 24% versus the year-ago period, reflecting declines in all operating segments due to slower global macroeconomic activity. Sales were down 6% sequentially, as volume gains were more than offset by lower local prices.
•Volume decreased 6% versus the year-ago period, mainly due to declines in the merchant Hydrocarbons & Energy sales. Sequentially, volume increased by 1%, and was up 3% excluding merchant Hydrocarbons & Energy sales, with gains across all operating segments.
•Local price decreased 18% year-over-year, with declines in all operating segments and regions, primarily due to lower feedstock and energy costs. Sequentially, local price was down 7%, primarily reflecting lower prices in Europe, the Middle East, Africa, and India (EMEAI).
•Currency was flat year-over-year and sequentially.
•Equity losses were $7 million, compared to equity losses of $58 million in the year-ago period and $57 million in the prior quarter, with improved results at all of the Company’s principal joint ventures, primarily Sadara.
•GAAP net income was $327 million. Operating EBIT1 was $626 million, down from $1.2 billion in the year-ago period, primarily driven by lower local prices. Sequentially, Op. EBIT was down $259 million, driven by declines in Packaging & Specialty Plastics and partially offset by Industrial Intermediates & Infrastructure and Performance Materials & Coatings.
•Cash provided by operating activities – continuing operations was $1.7 billion, down $282 million year-over-year and up $311 million compared to the prior quarter. The Company delivered cash flow conversion1 of 103% on a trailing 12-month basis.
•Returns to shareholders totaled $617 million in the quarter, including $492 million in dividends and $125 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except per share amounts	3Q23	3Q22	vs. SQLY [B / (W)]	2Q23	vs. PQ [B / (W)]
Net Sales	$10,730	$14,115	$(3,385)	$11,420	$(690)
GAAP Income, Net of Tax	$327	$760	$(433)	$501	$(174)
Operating EBIT[1]	$626	$1,195	$(569)	$885	$(259)
Operating EBIT Margin[1]	5.8%	8.5%	(270) bps	7.7%	(190) bps
Operating EBITDA[1]	$1,283	$1,863	$(580)	$1,534	$(251)
GAAP Earnings Per Share	$0.42	$1.02	$(0.60)	$0.68	$(0.26)
Operating Earnings Per Share[1]	$0.48	$1.11	$(0.63)	$0.75	$(0.27)
Cash Provided by Operating Activities - Cont. Ops	$1,658	$1,940	$(282)	$1,347	$311
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Cash Flow Conversion are non-GAAP measures.
See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports third quarter 2023 results

CEO QUOTE
Jim Fitterling, chair and chief executive officer, commented on the quarter:

“In the third quarter, Team Dow continued to advance our long-term strategy while also taking proactive actions to reduce costs and maximize cash generation in a challenging macro environment. Despite higher sequential feedstock costs, we continued to implement targeted actions to deliver $1 billion in cost savings in 2023. Operating cash flow of $1.7 billion improved $311 million sequentially, and enabled more than $615 million in returns to shareholders, reflecting our continued disciplined and balanced approach to capital allocation.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q23	3Q22	vs. SQLY [B / (W)]	2Q23	vs. PQ [B / (W)]
Net Sales	$5,454	$7,327	$(1,873)	$5,940	$(486)
Operating EBIT	$476	$785	$(309)	$918	$(442)
Operating EBIT Margin	8.7%	10.7%	(200) bps	15.5%	(680) bps
Equity Earnings	$50	$55	$(5)	$19	$31

Packaging & Specialty Plastics segment net sales in the quarter were $5.5 billion, down 26% versus the year-ago period. Local price decreased 20% year-over-year, driven by lower polyethylene and olefin prices in all regions, primarily due to lower global energy costs. Currency increased net sales by 1%. Volume declined 7% year-over-year, as polyethylene demand across all regions was more than offset by lower merchant volume in the Hydrocarbons & Energy business. On a sequential basis, net sales decreased by 8%. This was due to declines in olefin and aromatic merchant sales and lower polyethylene prices primarily in EMEAI, which were partly offset by higher packaging demand in Asia Pacific, Latin America and EMEAI.

Equity earnings were $50 million, down $5 million compared to the year-ago period. Equity earnings were up $31 million on a sequential basis, primarily due to the completion of planned maintenance turnaround activity at Sadara in the second quarter.

Operating EBIT was $476 million, compared to $785 million in the year-ago period due to lower integrated polyethylene margins. Sequentially, Op. EBIT decreased by $442 million, driven by lower integrated polyethylene margins, increased planned maintenance turnaround activity, and lower licensing revenue.

Packaging and Specialty Plastics business reported a net sales decline versus the year-ago period as higher polyethylene demand in all regions was more than offset by the impact of lower energy costs on local prices. Sequentially, net sales decreased as higher demand for industrial, consumer, and flexible food packaging partly offset polyethylene price declines, primarily in EMEAI.

Hydrocarbons & Energy business reported a net sales decline compared to the year-ago period, primarily driven by lower olefin and aromatic sales in EMEAI and the U.S. & Canada. Sequentially, net sales decreased due to lower merchant hydrocarbon sales, primarily in EMEAI.

Dow reports third quarter 2023 results

Industrial Intermediates & Infrastructure

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q23	3Q22	vs. SQLY [B / (W)]	2Q23	vs. PQ [B / (W)]
Net Sales	$3,035	$4,059	$(1,024)	$3,177	$(142)
Operating EBIT	$21	$167	$(146)	$(35)	$56
Operating EBIT Margin	0.7%	4.1%	(340) bps	(1.1)%	180 bps
Equity Earnings (Losses)	$(63)	$(114)	$51	$(83)	$20

Industrial Intermediates & Infrastructure segment net sales were $3 billion, down 25% versus the year-ago period. Local price declined 17% year-over-year and currency decreased net sales by 1%. Volume was down 7% year-over-year with declines in both businesses, driven by slower global demand. On a sequential basis, net sales declined 4% as volume gains in EMEAI and Asia Pacific were more than offset by local price declines in all regions.

Equity losses for the segment were $63 million, compared to equity losses of $114 million in the year-ago period, reflecting higher margins at Sadara. Sequentially, equity losses improved by $20 million primarily driven by increased volumes at Sadara for propylene oxide derivatives and isocyanates upon the completion of planned maintenance activity in the second quarter.

Operating EBIT was $21 million, compared to $167 million in the year-ago period, driven by lower prices and demand in both businesses. On a sequential basis, operating EBIT was up $56 million driven by volume gains and lower costs, which were partly offset by an unplanned event in Industrial Solutions at Louisiana Operations.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, with lower volume from consumer durables demand and declines in local price for propylene oxide derivatives and isocyanates. Sequentially, net sales declined as volume gains in all regions were more than offset by local price declines.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period driven by local price declines, lower demand for industrial applications, and reduced supply availability due to an unplanned event at Louisiana Operations. Sequentially, net sales declined as higher demand for energy and mobility applications was more than offset by lower local prices and lower supply availability.

Performance Materials & Coatings

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q23	3Q22	vs. SQLY [B / (W)]	2Q23	vs. PQ [B / (W)]
Net Sales	$2,130	$2,654	$(524)	$2,197	$(67)
Operating EBIT	$179	$302	$(123)	$66	$113
Operating EBIT Margin	8.4%	11.4%	(300) bps	3.0%	540 bps
Equity Earnings	$5	$1	$4	$6	$(1)

Performance Materials & Coatings segment net sales in the quarter were $2.1 billion, down 20% versus the year-ago period. Local price decreased 17% year-over-year with declines in both businesses. Volume was down 3% year-over-year, as volume gains in commercial building & construction end-markets were more than offset by lower demand for personal care and coatings applications in residential construction. On a sequential basis, net sales were down 3% as volume gains in both businesses and all regions were more than offset by lower local prices.

Dow reports third quarter 2023 results

Operating EBIT was $179 million, compared to $302 million in the year-ago period, driven by local price declines in both businesses. Sequentially, Op. EBIT increased $113 million, driven by higher operating rates and cost savings.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, as volume gains in commercial building & construction end-markets were more than offset by lower siloxanes prices. Sequentially, net sales declined as higher volumes in all regions excluding Latin America were more than offset by declines in siloxanes prices.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, led by local price declines. Sequentially, net sales decreased as higher monomer demand was more than offset by local price declines.

OUTLOOK

“With our continued focus on operational and financial discipline, we are navigating challenging market dynamics and expect to further benefit from rising oil prices that favor our cost-advantaged asset footprint,” said Fitterling. “We remain committed to our disciplined and balanced capital allocation priorities as we advance our strategy. By 2030, our Decarbonize and Grow and Transform the Waste strategies are expected to deliver more than $3 billion in underlying earnings, reduce greenhouse gas emissions by 5 million metric tons and commercialize 3 million metric tons of circular and renewable solutions annually.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance leadership to achieve profitable growth and help deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates manufacturing sites in 31 countries and employs approximately 37,800 people. Dow delivered sales of approximately $57 billion in 2022. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports third quarter 2023 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflict between Russia and Ukraine; weather events and natural disasters; disruptions in Dow’s information technology networks and systems; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company (“TDCC”) assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net sales	$10,730	$14,115	$34,001	$45,043
Cost of sales	9,592	12,381	30,096	37,682
Research and development expenses	197	191	616	626
Selling, general and administrative expenses	380	356	1,216	1,289
Amortization of intangibles	81	83	243	256
Restructuring and asset related charges - net	—	—	549	186
Equity in earnings (losses) of nonconsolidated affiliates	(7)	(58)	(112)	311
Sundry income (expense) - net	92	69	202	292
Interest income	44	41	186	105
Interest expense and amortization of debt discount	192	155	549	487
Income before income taxes	417	1,001	1,008	5,225
Provision for income taxes	90	241	253	1,232
Net income	327	760	755	3,993
Net income attributable to noncontrolling interests	25	21	61	24
Net income available for Dow Inc. common stockholders	$302	$739	$694	$3,969

Per common share data:
Earnings per common share - basic	$0.43	$1.03	$0.97	$5.45
Earnings per common share - diluted	$0.42	$1.02	$0.97	$5.41

Weighted-average common shares outstanding - basic	704.0	714.3	706.4	724.9
Weighted-average common shares outstanding - diluted	707.5	718.1	709.7	729.8

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2023	Dec 31, 2022
Assets
Current Assets
Cash and cash equivalents	$3,080	$3,886
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2023: $80; 2022: $110)	5,343	5,611
Other	2,039	2,144
Inventories	6,211	6,988
Other current assets	1,625	1,848
Total current assets	18,298	20,477
Investments
Investment in nonconsolidated affiliates	1,289	1,589
Other investments (investments carried at fair value - 2023: $1,929; 2022: $1,757)	2,904	2,793
Noncurrent receivables	555	666
Total investments	4,748	5,048
Property
Property	59,525	58,055
Less: Accumulated depreciation	38,965	37,613
Net property	20,560	20,442
Other Assets
Goodwill	8,580	8,644
Other intangible assets (net of accumulated amortization - 2023: $5,279; 2022: $5,022)	2,132	2,442
Operating lease right-of-use assets	1,288	1,227
Deferred income tax assets	1,248	960
Deferred charges and other assets	1,434	1,363
Total other assets	14,682	14,636
Total Assets	$58,288	$60,603
Liabilities and Equity
Current Liabilities
Notes payable	$223	$362
Long-term debt due within one year	110	362
Accounts payable:
Trade	4,293	4,940
Other	2,025	2,276
Operating lease liabilities - current	325	287
Income taxes payable	393	334
Accrued and other current liabilities	2,879	2,770
Total current liabilities	10,248	11,331
Long-Term Debt	14,592	14,698
Other Noncurrent Liabilities
Deferred income tax liabilities	668	1,110
Pension and other postretirement benefits - noncurrent	3,617	3,808
Asbestos-related liabilities - noncurrent	804	857
Operating lease liabilities - noncurrent	1,020	997
Other noncurrent obligations	7,259	6,555
Total other noncurrent liabilities	13,368	13,327
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2023: 775,630,092 shares; 2022: 771,678,525 shares)	8	8
Additional paid-in capital	8,722	8,540
Retained earnings	22,376	23,180
Accumulated other comprehensive loss	(7,261)	(7,139)
Treasury stock at cost (2023: 74,233,086 shares; 2022: 66,798,605 shares)	(4,278)	(3,871)
Dow Inc.’s stockholders’ equity	19,567	20,718
Noncontrolling interests	513	529
Total equity	20,080	21,247
Total Liabilities and Equity	$58,288	$60,603

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2023	Sep 30, 2022
Operating Activities
Net income	$755	$3,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,954	2,104
Provision (credit) for deferred income tax	(817)	124
Earnings of nonconsolidated affiliates less than dividends received	300	517
Net periodic pension benefit cost (credit)	(69)	19
Pension contributions	(111)	(156)
Net gain on sales of assets, businesses and investments	(49)	(11)
Restructuring and asset related charges - net	549	186
Other net loss	588	159
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	365	323
Inventories	777	(254)
Accounts payable	(859)	(860)
Other assets and liabilities, net	153	(736)
Cash provided by operating activities - continuing operations	3,536	5,408
Cash provided by (used for) operating activities - discontinued operations	4	(11)
Cash provided by operating activities	3,540	5,397
Investing Activities
Capital expenditures	(1,598)	(1,224)
Investment in gas field developments	(175)	(134)
Purchases of previously leased assets	(5)	(5)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	66	16
Acquisitions of property and businesses, net of cash acquired	(103)	(54)
Investments in and loans to nonconsolidated affiliates	(4)	(69)
Distributions and loan repayments from nonconsolidated affiliates	2	10
Proceeds from sales of ownership interests in nonconsolidated affiliates	63	11
Purchases of investments	(1,291)	(445)
Proceeds from sales and maturities of investments	1,244	596
Other investing activities, net	(45)	(41)
Cash used for investing activities	(1,846)	(1,339)
Financing Activities
Changes in short-term notes payable	(122)	72
Payments on short-term debt greater than three months	—	(14)
Proceeds from issuance of long-term debt	76	82
Payments on long-term debt	(355)	(957)
Collections on securitization programs	8	—
Purchases of treasury stock	(500)	(2,200)
Proceeds from issuance of stock	63	99
Transaction financing, debt issuance and other costs	(1)	(8)
Employee taxes paid for share-based payment arrangements	(41)	(34)
Distributions to noncontrolling interests	(51)	(42)
Dividends paid to stockholders	(1,481)	(1,511)
Cash used for financing activities	(2,404)	(4,513)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(130)	(261)
Summary
Decrease in cash, cash equivalents and restricted cash	(840)	(716)
Cash, cash equivalents and restricted cash at beginning of period	3,940	3,033
Cash, cash equivalents and restricted cash at end of period	$3,100	$2,317
Less: Restricted cash and cash equivalents, included in "Other current assets"	20	101
Cash and cash equivalents at end of period	$3,080	$2,216

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Packaging & Specialty Plastics	$5,454	$7,327	$17,508	$23,187
Industrial Intermediates & Infrastructure	3,035	4,059	9,590	12,953
Performance Materials & Coatings	2,130	2,654	6,603	8,706
Corporate	111	75	300	197
Total	$10,730	$14,115	$34,001	$45,043
U.S. & Canada	$3,968	$5,334	$12,667	$16,578
EMEAI [1]	3,398	4,634	11,225	15,823
Asia Pacific	2,067	2,571	6,172	7,997
Latin America	1,297	1,576	3,937	4,645
Total	$10,730	$14,115	$34,001	$45,043

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2023				Nine Months Ended Sep 30, 2023
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(20)%	1%	(7)%	(26)%	(18)%	—%	(6)%	(24)%
Industrial Intermediates & Infrastructure	(17)	(1)	(7)	(25)	(13)	(1)	(12)	(26)
Performance Materials & Coatings	(17)	—	(3)	(20)	(16)	(1)	(7)	(24)
Total	(18)%	—%	(6)%	(24)%	(16)%	(1)%	(8)%	(25)%
Total, excluding the Hydrocarbons & Energy business	(19)%	—%	(1)%	(20)%	(15)%	(1)%	(6)%	(22)%
U.S. & Canada	(18)%	—%	(8)%	(26)%	(16)%	—%	(8)%	(24)%
EMEAI [1]	(19)	1	(9)	(27)	(16)	(1)	(12)	(29)
Asia Pacific	(16)	(2)	(2)	(20)	(15)	(2)	(6)	(23)
Latin America	(22)	—	4	(18)	(18)	—	3	(15)
Total	(18)%	—%	(6)%	(24)%	(16)%	(1)%	(8)%	(25)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2023
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(6)%	—%	(2)%	(8)%
Industrial Intermediates & Infrastructure	(7)	(1)	4	(4)
Performance Materials & Coatings	(4)	(1)	2	(3)
Total	(7)%	—%	1%	(6)%
Total, excluding the Hydrocarbons & Energy business	(7)%	(1)%	3%	(5)%
U.S. & Canada	(5)%	—%	(2)%	(7)%
EMEAI [1]	(8)	—	(2)	(10)
Asia Pacific	(6)	(2)	8	—
Latin America	(6)	—	3	(3)
Total	(7)%	—%	1%	(6)%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Packaging & Specialty Plastics		$476	$785	$2,036	$3,455
Industrial Intermediates & Infrastructure		21	167	109	1,254
Performance Materials & Coatings		179	302	280	1,458
Corporate		(50)	(59)	(206)	(178)
Total		$626	$1,195	$2,219	$5,989

Depreciation and Amortization by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Packaging & Specialty Plastics		$321	$337	$961	$1,076
Industrial Intermediates & Infrastructure		134	132	391	418
Performance Materials & Coatings		193	195	583	592
Corporate		9	4	19	18
Total		$657	$668	$1,954	$2,104

Operating EBITDA by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Packaging & Specialty Plastics		$797	$1,122	$2,997	$4,531
Industrial Intermediates & Infrastructure		155	299	500	1,672
Performance Materials & Coatings		372	497	863	2,050
Corporate		(41)	(55)	(187)	(160)
Total		$1,283	$1,863	$4,173	$8,093

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Packaging & Specialty Plastics		$50	$55	$90	$303
Industrial Intermediates & Infrastructure		(63)	(114)	(219)	5
Performance Materials & Coatings		5	1	14	6
Corporate		1	—	3	(3)
Total		$(7)	$(58)	$(112)	$311

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended			Nine Months Ended
In millions (Unaudited)	Jun 30, 2023	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net income	$501	$327	$760	$755	$3,993
+ Provision for income taxes	210	90	241	253	1,232
Income before income taxes	$711	$417	$1,001	$1,008	$5,225
- Interest income	66	44	41	186	105
+ Interest expense and amortization of debt discount	172	192	155	549	487
- Significant items	(68)	(61)	(80)	(848)	(382)
Operating EBIT (non-GAAP)	$885	$626	$1,195	$2,219	$5,989

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$417	$302	$0.42
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(82)	(64)	(0.09)	Cost of sales ($52 million); R&D ($1 million); SG&A ($29 million)
Indemnification and other transaction related costs [5]	21	21	0.03	Sundry income (expense) - net
Total significant items	$(61)	$(43)	$(0.06)
Operating results (non-GAAP)	$478	$345	$0.48

Significant Items Impacting Results for the Three Months Ended Sep 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,001	$739	$1.02
Less: Significant items
Digitalization program costs	(62)	(47)	(0.07)	Cost of sales ($55 million); R&D ($2 million); SG&A ($5 million)
Restructuring, implementation costs and asset related charges - net [6]	(11)	(9)	(0.01)	Cost of sales ($8 million); R&D ($1 million); SG&A ($2 million)
Indemnification and other transaction related costs [5]	(7)	(7)	(0.01)	Sundry income (expense) - net
Total significant items	$(80)	$(63)	$(0.09)
Operating results (non-GAAP)	$1,081	$802	$1.11
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.
5.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
6.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,008	$694	$0.97
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(688)	(542)	(0.76)	Cost of sales ($115 million); R&D ($3 million); SG&A ($51 million); Restructuring and asset related charges - net ($549 million), offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [5]	(177)	(138)	(0.19)	Cost of sales
Indemnification and other transaction related costs [6]	17	20	0.03	Sundry income (expense) - net
Income tax related items [7]	—	57	0.08	Provision for income taxes
Total significant items	$(848)	$(603)	$(0.84)
Operating results (non-GAAP)	$1,856	$1,297	$1.81

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$5,225	$3,969	$5.41
Less: Significant items
Digitalization program costs	(154)	(119)	(0.16)	Cost of sales ($137 million); R&D ($4 million); SG&A ($13 million)
Restructuring, implementation costs and asset related charges - net [8]	(31)	(25)	(0.03)	Cost of sales ($23 million); R&D ($5 million); SG&A ($3 million)
Russia / Ukraine conflict charges [9]	(186)	(142)	(0.19)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(3)	(3)	—	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes
Total significant items	$(382)	$(270)	$(0.36)
Operating results (non-GAAP)	$5,607	$4,239	$5.77
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes certain gains and losses associated with previously impaired equity investments.
5.Includes a loss associated with legacy agricultural products groundwater contamination matters.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions.
8.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
9.Asset related charges including inventory write-downs, bad debt reserves and impairments of other assets related to the conflict between Russia and Ukraine.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$711	$485	$0.68
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(55)	(42)	(0.06)	Cost of sales ($35 million); R&D ($1 million); SG&A ($11 million); Restructuring and asset related charges - net ($8 million)
Indemnification and other transaction related costs [5]	(13)	(10)	(0.01)	Sundry income (expense) - net
Total significant items	$(68)	$(52)	$(0.07)
Operating results (non-GAAP)	$779	$537	$0.75
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.
5.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Reconciliation of Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Cash provided by operating activities - continuing operations (GAAP)	$1,658	$1,940	$3,536	$5,408
Capital expenditures	(597)	(452)	(1,598)	(1,224)
Free Cash Flow (non-GAAP)	$1,061	$1,488	$1,938	$4,184

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023
Cash provided by operating activities - continuing operations (GAAP)	$2,078	$531	$1,347	$1,658
Operating EBITDA (non-GAAP)	$1,255	$1,356	$1,534	$1,283
Cash Flow Conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	165.6%	39.2%	87.8%	129.2%
Cash Flow Conversion - trailing twelve months (non-GAAP)				103.4%